Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS FOURTH QUARTER 2012 NET INCOME OF

$6.2 MILLION, OR $0.12 PER DILUTED SHARE

Net Income for 2012 up nearly 70% from 2011 to $24 million

or $0.45 per diluted share

•	New Loan Volume – New funded loan volume exceeded $400 million for the quarter and $1 billion for the year – up 20% from 2011

•	Revenue Growth – Risk-adjusted revenue[1] in the fourth quarter increased 3% from the prior quarter and was up 29% for the full year

•	Margins – Net interest margin in the fourth quarter improved to 4.58% from 4.22% in the prior quarter and to 4.34% for the full year from 4.28% in the prior year

•

Credit Trends – Provision for credit losses increased $2.2 million from the prior quarter, but was down $4.6 million, or 27%, for the full year as NPAs decreased 23% from the prior quarter and 16% from the prior year

•

Funding – Completed a new $326 million securitization and added a new $75 million credit facility to support continued growth in ABL business and replace capacity from decrease in credit facility with DZ Bank

•	Building Book Value – Book value per share increased by $0.19 to $12.06 in the quarter, or $0.64 from 2011

Boston, February 13, 2013 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported net income of $6.2 million, or $0.12 per diluted share for the fourth quarter of 2012. These results compare to net income of $6.4 million, or $0.12 per diluted share in the fourth quarter of 2011 and $6.1 million, or $0.11 per diluted share in the third quarter of 2012. Income before income taxes (pre-tax income) was $10.3 million for the fourth quarter of 2012 compared to $10.0 million in the fourth quarter of 2011 and $10.5 million in the third quarter of 2012.

The company also reported that net income for 2012 increased approximately 70% to $24.0 million, or $0.45 per diluted share, compared to $14.2 million, or $0.27 per diluted share in 2011.

“As expected, we had a very strong finish to the year with a significant pick-up in new business activity and another solid quarter of financial results. For the year, we originated over $1 billion in new loans, up 20% from the prior year and we increased earnings 70% to $24 million,” said Tim Conway, NewStar’s Chairman and Chief Executive Officer. “Although historically high levels of

[1]	Risk-adjusted revenue is a non-GAAP measure calculated as the sum of net interest income after provision for credit losses and non-interest income. See “Non-GAAP Measurements” at the end of this press release and page 12 for reconciliation of non-GAAP to GAAP measurements.

run-off tempered our net loan growth, I am happy with our overall strong results. Revenue growth was solid. Credit results continued to reflect variation around a long term positive trend line and our margins held up well.” he added. “We completed our sixth securitization and added additional funding capacity to support our growing asset-based lending business. As a result, I believe we are well positioned to continue growing our loan origination volumes and earnings as we head into 2013,” he concluded.

Managed and Owned Loan Portfolios

•

Total new funded loan origination volume was approximately $401 million in the fourth quarter compared to $180 million in the prior quarter and $257 million in the fourth quarter of the prior year. Higher volumes reflected a significant increase in refinancing activity and greater demand for acquisition financing from financial sponsors amid an uptick in M&A recapitalization activity. Loan volume was over $1 billion for the full year, up 20% from $858 million in 2011.

•

The managed loan portfolio remained steady at $2.4 billion as of December 31, 2012 approximately equal to September 30, 2012 as new funded loan origination was offset by loan run-off from scheduled amortization and an elevated level of prepayments of existing loans.

•

The owned portfolio remained stable at $1.9 billion as of December 31, 2012 as new funded loan origination was offset by the impact of run-off from scheduled amortization and prepayments of existing loans. Net loan growth in 2012 was 5.2%, excluding real estate loans, which decreased by $94 million or 34.6% in 2012.

•

The Leveraged Finance loan portfolio remained relatively stable through 2012 at approximately $1.5 billion, while asset-based loans and leases in our Business Credit portfolio increased by $85 million, or 76%, in 2012.

•

Assets managed for third party institutional investors increased by 9% in the fourth quarter to approximately $559 million at December 31, 2012 compared to $515 million at September 30, 2012 due primarily to new funded loan origination. Managed assets were up approximately 8% for the year.

•	Asset-based lending and equipment finance business lines originated approximately $25 million in the fourth quarter, or nearly 10% of new loan volume retained on the balance sheet.

•

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of December 31, 2012, no outstanding borrowings by a single obligor represented more than 1.5% of total loans outstanding, and the ten largest obligors comprised approximately 10.2% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income increased to $24.0 million for the fourth quarter of 2012 compared to $21.7 million for the third quarter of 2012 and $23.5 million in the fourth quarter of 2011. Net interest income for 2012 was $88.4 million, up 9.5% from $80.7 million in 2011.

•	The portfolio yield increased to 6.88% in the fourth quarter compared to 6.45% in the prior quarter, and 6.61% in the fourth quarter of 2011.

•	Adjusting for the negative impact of non-performing loans on a non-GAAP basis, the loan portfolio yield would have been 36 bps higher, or 7.24%.

•

Net interest margin widened to 4.58% for the fourth quarter of 2012 compared to 4.22% for the third quarter of 2012 due primarily to accelerated amortization of deferred loan fees associated with the high level of loan prepayments. The margin was 4.34% for the year, up from 4.28% in 2011.

Non-Interest Income

•

Non-interest income was $3.8 million for the fourth quarter of 2012, up from $3.2 million for the third quarter of 2012 and $1.9 million for the fourth quarter of 2011. The change from the third quarter was due primarily to $0.8 million gain on sale of a loan, a $0.3 million increase on equity method of accounting interests, and an increase in miscellaneous fees. Gains on debt repurchases were $0.5 million in the fourth quarter of 2012, down from $1.3 million in the prior quarter.

•

Non-interest income was $11.6 million for the year, up $7.5 million from $4.1 million in 2011. Non-interest income for 2011 was negatively impacted by a $5.4 million loss on the value of equity interests in certain impaired borrowers.

•

Other non-interest income in the fourth quarter of 2012 consisted primarily of $0.8 million of asset management income, $0.7 million of amendment and exit fees, and $0.4 million of unused fees on revolving credit commitments.

Expenses

•	Operating expenses increased by $0.9 million to $11.6 million in the fourth quarter of 2012 compared to $10.7 million in the third quarter of 2012 due to higher professional fees and workout costs.

•

Operating expenses excluding non-cash equity compensation[2] were $9.7 million in the fourth quarter of 2012, or 1.8% of average assets an annualized basis, compared to $9.0 million in the prior quarter.

•	The efficiency ratio excluding non-cash equity compensation[3] in the fourth quarter of 2012 was 35.0% compared to 36.1% in the prior quarter.

•	The Company had 104 full-time employees as of December 31, 2012, up from 100 employees as of September 30, 2012.

Income Taxes

•

Deferred income taxes decreased to $42.5 million as of December 31, 2012 compared to $46.4 million as of September 30, 2012 due primarily to a decrease in the allowance for credit losses and related timing differences of when credit costs are recognized according to GAAP and when they are excluded for income tax.

•	Approximately $24.9 million and $14.1 million of the deferred tax asset as of December 31, 2012 were related to our allowance for credit losses and equity compensation, respectively.

Loan Credit Quality

•

Total credit costs (including provision for credit losses and losses on OREO or interests retained in connection with workouts of impaired loans) in the fourth quarter increased by $1.9 million to $5.9 million from $4.0 million in the prior quarter.

•	Specific provision expense was approximately $7.9 million in the fourth quarter of 2012, up from $4.6 million in the third quarter of 2012.

•

The allowance for credit losses was $50.0 million, or 2.78% of loans and approximately 69% of NPLs, at December 31, 2012, compared to $59.4 million, or 3.21% of loans and approximately 72.5% of NPLs, at September 30, 2012.

[2]	Operating expenses excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 12 for reconciliation of non-GAAP to GAAP measurements.
[3]	Efficiency ratio excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 12 for reconciliation of non-GAAP to GAAP measurements.

•	Non-performing assets decreased by $9.2 million from the prior quarter. One new loan was placed on non-accrual status and charge-offs on non-performing assets totaled $15.3 million.

•

At December 31, 2012, loans with an aggregate outstanding balance of $72.7 million, net of charge-offs, were on non-accrual status compared to loans with an aggregate outstanding balance of $81.9 million, net of charge-offs, at September 30, 2012. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $85.7 million, or 54.5% of their aggregate face amount, as of December 31, 2012.

•	Non-accrual loans with an outstanding balance of $41.7 million and accruing loans with an outstanding balance of $21.0 million as of December 31, 2012 were also delinquent.

Funding and Capital

•	Completed a $325.9 million term debt securitization (2012-2 CLO) backed by a diversified portfolio of loans originated by NewStar. This transaction represented the company’s sixth securitization.

•	Amended an existing credit facility with Wells Fargo to increase its size to $175 million through the addition of a new lender and extended the maturity date to November 2017.

•	Entered into a new $75 million credit facility with Wells Fargo to support continued growth in asset-based lending activity.

•

Decreased the size of a credit facility with DZ Bank by $75 million to better match utilization of the credit facility for asset-based lending with its availability, while extending its maturity by two years to June 2015.

•

Balance sheet leverage increased slightly to 2.49x as of December 31, 2012 from 2.47x at September 30, 2012 due primarily to the issuance of the 2012-2 CLO and increased borrowings under warehouse lines used to fund new loan origination, partially offset by CLO debt amortization and repayments of the commercial real estate repurchase agreement.

•

Maintained ample liquidity with total cash and equivalents as of December 31, 2012 of $235.9 million, of which $27.2 million was unrestricted. Unrestricted cash decreased from approximately $34.2 million at September 30, 2012 and restricted cash increased from approximately $151.4 million to $208.7 million.

Book Value

•

Book value per share was $12.06 at the end of the fourth quarter 2012 up $0.19 from $11.87 at the end of the prior quarter and up $0.64 from $11.42 at the end of 2011 primarily due to net income and the amortization of equity compensation into stockholders’ equity.

Share Count

•

Average diluted shares outstanding were 53.0 million shares for the quarter, which was equal to the prior quarter. Total outstanding shares at December 31, 2012 were 49.3 million, consistent with outstanding shares as of September 30, 2012.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through February 20, 2013 by dialing 800-585-8367. International callers should call 404-537-3406. For all replays, please use the passcode 93540197. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Colleen M. Banse	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2502	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
cbanse@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2011 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC on or before March 18, 2013 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “risk-adjusted revenue” mean the sum of net interest income after provision for credit losses as determined under GAAP and non-interest income as determined under GAAP.

NewStar management uses “risk adjusted revenue” to make operational and investment decisions, and NewStar believes that it provides useful information to investors in their evaluation of our financial performance and condition. A calculation of risk-adjusted revenue is included on pages 12 and 13 of this release.

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on pages 11 and 12 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Assets:

Cash and cash equivalents	$27,212	$34,176	$18,468
Restricted cash	208,667	151,387	83,815
Investments in debt securities, available-for-sale	21,127	20,803	17,817
Loans held-for-sale, net	51,602	48,534	38,278
Loans and leases, net	1,720,789	1,761,391	1,699,187
Deferred financing costs, net	19,064	12,405	11,997
Interest receivable	9,003	8,917	9,857
Property and equipment, net	433	520	740
Deferred income taxes, net	42,463	46,436	47,902
Income tax receivable	4,311	—	293
Other assets	52,399	23,907	18,029

Total assets	$2,157,070	$2,108,476	$1,946,383

Liabilities:

Credit facilities	$229,941	$396,318	$214,711
Term debt	1,221,764	1,009,953	1,073,105
Repurchase agreements	30,583	40,778	64,868
Accrued interest payable	3,330	3,177	2,853
Accounts payable	404	228	430
Income tax payable	—	2,452	—
Other liabilities	76,231	68,934	26,654

Total liabilities	1,562,253	1,521,840	1,382,621
Total stockholders’ equity	594,817	586,636	563,762

Total liabilities and stockholders’ equity	$2,157,070	$2,108,476	$1,946,383

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	December 31, 2012	September 30, 2012	December 31, 2011
Net interest income:
Interest income	$33,000	$30,812	$30,877
Interest expense	8,984	9,074	7,371

Net interest income	24,016	21,738	23,506
Provision for credit losses	5,899	3,712	4,314

Net interest income after provision for credit losses	18,117	18,026	19,192

Non-interest income:
Fee income	1,221	1,074	1,563
Asset management income	796	718	684
Gain (loss) on derivatives	(57)	(57)	(35)
Gain on sale of loans	753	—	—
Other income (loss)	1,082	1,451	(318)

Total non-interest income	3,795	3,186	1,894
Operating expenses:
Compensation and benefits	8,038	7,832	7,823
General and administrative expenses	3,531	2,843	3,245

Total operating expenses	11,569	10,675	11,068

Income before income taxes	10,343	10,537	10,018
Income tax expense	4,131	4,471	3,650

Net income	$6,212	$6,066	$6,368

Net income per share:
Basic	$0.13	$0.13	$0.13
Diluted	$0.12	$0.11	$0.12

Weighted average shares outstanding:
Basic	47,407,192	47,379,468	47,442,907
Diluted	52,975,040	52,921,668	52,166,449

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Year Ended December 31,
($ in thousands, except per share amounts)	2012	2011
Net interest income:
Interest income	$123,945	$115,680
Interest expense	35,591	34,953

Net interest income	88,354	80,727
Provision for credit losses	12,651	17,312

Net interest income after provision for credit losses	75,703	63,415

Non-interest income:
Fee income	4,619	3,070
Asset management income	2,984	2,635
Gain (loss) on derivatives	(315)	242
Gain on sale of loans	335	128
Other income (loss)	3,948	(2,008)

Total non-interest income	11,571	4,067
Operating expenses:
Compensation and benefits	31,139	30,144
General and administrative expenses	15,158	13,787

Total operating expenses	46,297	43,931

Income before income taxes	40,977	23,551
Income tax expense	17,000	9,403

Net income	$23,977	$14,148

Net income per share:
Basic	$0.51	$0.29
Diluted	$0.45	$0.27

Weighted average shares outstanding:
Basic	47,370,095	48,106,032
Diluted	52,733,552	52,925,924

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

Three Months Ended
($ in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Performance Ratios:
Return on average assets	1.17%	1.16%	1.32%
Return on average equity	4.18	4.15	4.50
Net interest margin, before provision	4.58	4.22	4.77
Efficiency ratio	41.71	42.95	43.57
Portfolio yield	6.88	6.45	6.61

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more past due (at period end)	3.49%	3.48%	5.34%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	1.17	1.14	0.46
Non-accrual loan rate (at period end)	4.05	4.43	5.61
Non-performing asset rate (at period end)	4.77	5.13	5.61
Annualized net charge off rate (end of period loans)	3.38	(0.07)	2.89
Annualized net charge off rate (average period loans)	3.23	(0.06)	2.89
Allowance for credit losses ratio (at period end)	2.78	3.21	3.52

Capital and Leverage Ratios:
Equity to assets	27.58%	27.82%	28.96%
Debt to equity	2.49	x	2.47	x	2.40	x
Book value per share	$12.06	$11.87	$11.42

Average Balances:
Loans and other debt products, gross	$1,904,385	$1,896,862	$1,852,525
Interest earning assets	2,086,945	2,051,456	1,954,471
Total assets	2,113,375	2,072,051	1,916,742
Interest bearing liabilities	1,430,521	1,416,689	1,328,051
Equity	591,570	580,934	561,825

Allowance for credit loss activity:
Balance as of beginning of period	$59,351	$55,334	$73,038
General provision for credit losses	(1,952)	(899)	3,918
Specific provision for credit losses	7,851	4,611	396
Net (charge offs) recoveries	(15,286)	305	(13,240)

Balance as of end of period	$49,964	$59,351	$64,112

Supplemental Data (at period end):
Investments in debt securities, gross	$25,298	$25,298	$25,298
Loans held-for-sale, gross	52,120	49,015	38,837
Loans held-for-investment, gross	1,796,845	1,848,318	1,820,193

Loans and investments in debt securities, gross	1,874,263	1,922,631	1,884,328
Unused lines of credit	245,483	256,696	252,288
Standby letters of credit	4,497	6,398	6,462

Total funding commitments	$2,124,243	$2,185,725	$2,143,078

Loan portfolio	$1,874,263	$1,922,631	$1,884,328
Loans owned by NewStar Credit Opportunities Fund	559,328	515,164	517,596

Managed loan portfolio	$2,433,591	$2,437,795	$2,401,924

Loans held-for-sale, gross	$52,120	$49,015	$38,837
Loans held-for-investment, gross	1,796,845	1,848,318	1,820,193

Total loans, gross	1,848,965	1,897,333	1,859,030
Deferred fees, net	(26,938)	(28,556)	(57,865)
Allowance for loan losses - general	(19,423)	(21,190)	(23,022)
Allowance for loan losses -specific	(30,213)	(37,662)	(40,678)

Total loans, net	$1,772,391	$1,809,925	$1,737,465

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Year Ended December 31,
($ in thousands)	2012	2011
Performance Ratios:
Return on average assets	1.17%	0.75%
Return on average equity	4.14	2.52
Net interest margin, before provision	4.34	4.28
Efficiency ratio	46.46	51.81
Portfolio yield	6.54	6.50

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	1.49	2.09
Annualized net charge off rate (average period loans)	1.43	2.15

Average Balances:
Loans and other debt products, gross	$1,893,571	$1,776,195
Interest earning assets	2,036,526	1,886,165
Total assets	2,051,565	1,885,407
Interest bearing liabilities	1,414,967	1,286,256
Equity	579,083	560,617

Allowance for credit loss activity:
Balance as of beginning of period	$64,112	$84,781
General provision for credit losses	(4,002)	(1,470)
Specific provision for credit losses	16,653	18,782
Net charge offs	(26,799)	(37,981)

Balance as of end of period	$49,964	$64,112

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Performance Ratios:
Efficiency ratio	35.03%	36.09%	35.00%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$11,569	$10,675	$11,068
Less: non-cash equity compensation expense(2)	1,827	1,680	2,179

Adjusted operating expenses	$9,742	$8,995	$8,889

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Risk-adjusted revenue
Net interest income after provision for credit losses	$18,117	$18,026	$19,192
Non-interest income (loss)	3,795	3,186	1,894

Risk-adjusted revenue	$21,912	$21,212	$21,086

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Year Ended
($ in thousands)	December 31, 2012	December 31, 2011
Performance Ratios:
Efficiency ratio	39.14%	41.29%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$46,297	$43,931
Less: non-cash equity compensation expense(2)	7,190	8,919

Adjusted operating expenses	$39,107	$35,012

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	December 31, 2012		September 30, 2012		December 31, 2011

Portfolio Data:
First mortgage	$177,462	9.5%	$205,207	10.7%	$252,927	13.4%
Senior secured asset-based	201,219	10.7	199,247	10.4	114,585	6.1
Senior secured cash flow	1,448,182	77.3	1,465,568	76.2	1,439,181	76.4
Other	47,400	2.5	52,609	2.7	77,635	4.1

Total	$1,874,263	100.0%	$1,922,631	100.0%	$1,884,328	100.0%

Leveraged Finance	$1,499,833	80.0%	$1,520,601	79.1%	$1,501,175	79.7%
Business Credit	196,952	10.5	196,824	10.2	111,772	5.9
Real Estate	177,478	9.5	205,206	10.7	271,381	14.4

Total	$1,874,263	100.0%	$1,922,631	100.0%	$1,884,328	100.0%